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                                                                   EXHIBIT 99.1

            J. M. SMUCKER AND PROCTER & GAMBLE ANNOUNCE CLOSING DATE
                          FOR JIF & CRISCO TRANSACTION

Orrville and Cincinnati, Ohio, May 20, 2002. The J.M. Smucker Company (NYSE:
SJM) and The Procter & Gamble Company (NYSE: PG) announced today that they expect to complete the merger of the Jif peanut butter and Crisco shortening and oils businesses into Smucker in an all-stock transaction on June 1, 2002. Procter & Gamble has received from the Internal Revenue Service a private letter ruling with respect to the tax effects of the deal, which means that the transaction announced last October by Smucker and Procter & Gamble may proceed.

Prior to completion, the Jif and Crisco brands and their associated assets will be spun off from Procter & Gamble and then immediately merged into Smucker. Procter & Gamble shareholders of record at the close of business on May 29, 2002 will receive one share of new Smucker common for every 50 shares they then hold in Procter & Gamble. Procter & Gamble shareholders with fewer than 50 shares will receive a cash payment in lieu of fractional shares.

Smucker shareholders will receive an estimated .9447 of a share of new Smucker common for every current share they hold in Smucker at the end of trading on May 31, 2002, the day before closing. The exact exchange ratio for Smucker shareholders will be determined at closing based on the number of Smucker common shares outstanding at closing and the number of P&G common shares outstanding on the record date. No cash payments will be made to Smucker shareholders, except for any cash due to shareholders as payment for fractional shares.

The Smucker new common shares will begin to trade on June 3, 2002. Smucker shares will continue to trade on the NYSE under the same ticker symbol, "SJM."

Tim Smucker, chairman and co-chief executive officer of Smucker, said, "It has been a long road since we announced the Jif and Crisco transaction and we are eager to welcome these icon brands into the Smucker family. We have our integration teams and plans in place and are looking forward to completing the transaction so we can begin to run these businesses."

"Jif and Crisco will enjoy a prominent position at Smucker, where they'll have opportunities to grow and prosper with a company for whom they will be core brands," said A.G. Lafley, president and chief executive of Procter & Gamble. "I couldn't be more pleased - for our employees, for our shareholders and for The J.M. Smucker Company."

Current Smucker shareholders who hold share certificates will receive information from Smucker shortly after closing explaining the process for exchanging their existing share certificates for their new Smucker common shares. Shares held in book form by the

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transfer agent, such as dividend reinvestment plan shares, will automatically be converted into new Smucker common at closing. Shareholders with questions should contact Smucker's transfer agent, Computershare Investor Services, at 1-800-456-1169.

Procter & Gamble shareholders who hold their Procter & Gamble stock in record form will receive an account statement from Smucker shortly after closing. That statement will confirm the number of shares of new Smucker they own and that these shares will be held in book entry form by Computershare. Shareholders who own Smucker or Procter & Gamble shares in a bank or brokerage account should contact their bank or broker regarding their new Smucker shares.

Additional shareholder information can be found on the Smucker and Procter & Gamble web sites at www.smuckers.com and www.pg.com/investor, respectively.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. These include statements regarding expectations as to the closing of the transaction, the exchange ratio for Smucker shareholders, and the integration of the acquired businesses in a timely and cost effective manner. Other risks and uncertainties that may materially affect the companies are detailed from time to time in the respective reports filed by the companies with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.


THE J.M. SMUCKER COMPANY:
The J.M. Smucker Company (www.smuckers.com) was founded in 1897, when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods beverages, and natural peanut butter in North America. For over 100 years, The J.M. Smucker Company has been headquartered in Orrville, Ohio and has been family run for four generations. The Company has over 2,000 employees worldwide and distributes products in more than 70 countries.

THE PROCTER & GAMBLE COMPANY:
P&G markets more than 250 brands including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), BountY(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Olay(R), Crest(R), Vicks(R) and Actonel(R). P&G employs nearly 106,000 people in more than 80 countries worldwide. For more information about P&G, please visit our website at www.pg.com.

CONTACTS:
The Procter & Gamble Company:  Margaret Swallow  513-945-6294
The J.M. Smucker Company:  Steven J. Ellcessor 330-682-3000